July 20, 1998


Mirage Resorts, Incorporated
3400 Las Vegas Boulevard South
Las Vegas, Nevada  89109

     Re:  Registration Statement on Form S-8

Gentlemen:

I am Assistant General Counsel of Mirage Resorts,
Incorporated, a Nevada corporation (the "Company"). This opinion is being delivered in connection with the registration under the Securities Act of 1933, as amended (the "Securities
Act"), of an aggregate of 5,500,000 shares of the Company's Common Stock, $.004 par value (the "Shares"), issuable upon exercise of stock options or stock appreciation rights granted or subject to grant under the Company's 1998 Stock Option and Stock Appreciation Rights Plan (the "1998 Plan") and the Special Stock Option Agreement, dated as of June 22, 1998, between the Company and Sandy Gallin
(the "Special Agreement"). The Shares are being registered by the Company on a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission").

For the purpose of rendering this opinion, I have reviewed such corporate records and other documents as I have deemed necessary, including, but not limited to, the following:

     (a) Articles of Incorporation, as currently in effect, of the Company;
     (b)  Bylaws, as currently in effect, of the Company;
     (c)  the 1998 Plan;
     (d)  the Special Agreement;
     (e) certain resolutions adopted by the Board of Directors and the stockholders of the Company; and
     (f) The Company's Registration Statement on Form S-8 (the "Registration Statement"), together with all exhibits thereto and documents incorporated by reference therein, in the form proposed to be filed with the Commission under the Securities Act, and the forms of prospectuses which constitute a part thereof.

Additionally, I have consulted with officers and other representatives of the Company and have obtained such representations with respect to such matters of fact as I have deemed necessary or advisable; however, I have not necessarily independently verified the content of factual

                          EXHIBIT 5

Mirage Resorts, Incorporated
July 20, 1998
Page Two


statements made to me in connection therewith, or the veracity of such representations. I have assumed without independent verification (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to me as originals and (iii) the conformity to authentic original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies.

On the basis of the foregoing, such examinations of law and such other information as I have deemed relevant under the circumstances, I am of the opinion that the Shares, when issued and sold pursuant to the terms of the 1998 Plan or the Special Agreement, as the case may be, will be duly and validly issued, fully paid and nonassessable shares of Common Stock of the Company.

I hold options to purchase 209,000 shares of the Company's
Common Stock.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

PETER C. WALSH
Assistant General Counsel

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